EXHIBIT 99.1

Royal Gold Provides Further Update on Potential Acquisition of Royalties on the Serrote and Santa Rita Mines

DENVER, COLORADO. AUGUST 21, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that ACG Acquisition Company Ltd. (“ACG”) issued a press release providing an update with respect to the transaction for the acquisition of the entities that own the Serrote and Santa Rita mines from Appian Capital Advisory LLP (“Appian”), and that (i) revisions to the acquisition agreement have yet to be agreed; (ii) the long stop date of August 18, 2023 has now passed and the acquisition agreement may be terminated at any time; (iii) discussions between Appian, the anchor investors and ACG are ongoing; and (iv) ACG has 12 months from the completion date of its initial public offering (i.e., until 12 October 2023) to complete an acquisition, subject to two three-month extensions without shareholder approval.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2023, the Company owned interests on 181 properties on five continents, including interests on 40 producing mines and 20 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

This announcement is not an offer for sale of securities in the United States or in any other jurisdiction. No securities of ACG have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any state or other jurisdiction of the United States, and may not be offered, sold, resold, pledged, delivered, assigned or otherwise transferred, directly or indirectly, within the United States except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There has not been and will be no public offering of the securities of ACG in the United States.